EXHIBIT 99.1

MONACO COACH CORPORATION REPORTS

SECOND QUARTER 2005 PROFITS

COBURG, Oregon – JULY 27, 2005 - Monaco Coach Corporation (NYSE: MNC), one of the leading manufacturers of motorized and towable recreational vehicle products, today reported revenues and earnings for its second quarter ended July 2, 2005. Second quarter earnings per share, on a diluted basis, were 3 cents versus last year’s second quarter earnings of 40 cents.  Earnings per share for the quarter included a one-time charge of 5 cents for the relocation of Beaver manufacturing to Coburg, Oregon.  Revenues for the second quarter were $306.2 million compared to last year’s second quarter revenues of $357.8 million.  Net income for the second quarter was $755,000 compared to $11.9 million for the second quarter last year.

For the six months ended July 2, 2005, earnings per share, on a diluted basis, were 20 cents compared to 80 cents per share for the same period last year. Revenues for the six months ended July 2, 2005 were $637.7 million compared to $712.8 million for the first six months of last year.  Net income for the six months ended July 2, 2005 was $6.1 million compared to $23.9 million earned for the comparable period last year.  Unit sales of Monaco Coach Corporation products for the six months ended July 2, 2005 totaled 5,836 units.  Six month motorhome sales totaled 3,404 units and six month towable recreational vehicles sales totaled 2,432 units.

Recreational Vehicle Segment

“As we stated last week, the market conditions throughout the RV segment were very challenging in the second quarter,” said Monaco Coach Chairman and CEO, Kay Toolson.  “Wholesale ordering was down due to the slower retail sales environment and the model-year changeover.  Because of lackluster wholesale demand, manufacturers were forced to provide incentives to maintain shelf space on dealer lots.”

The RV segment reported sales of $293.7 million during the second quarter, down 16.4% from $351.5 million during the second quarter of 2004. Second quarter 2005 motorhome sales totaled 1,606 units, down 24.4% compared to second quarter 2004, and second quarter towable sales totaled 1,205 units, down 1.4%. The Company sold 2,811 units for the quarter, down 16% as compared to the same period last year.

The RV segment reported gross profit of $24.9 million, or 8.5% of sales in the second quarter of 2005, compared to $43.2 million and 12.3% of sales in the second quarter of 2004.  “The decline in margin was the result of greater discounts and lower absorption of costs as we managed our production run rates to remain below our level of retail sales,” said Toolson.  “We have faced these challenges head-on and we believe our dealer motorhome inventories, which have been reduced by over 500 units since the beginning of the year, are in very good shape.  The Company will continue to produce at levels that are equal to or less than retail demand.”

Net sales for the RV segment in the first six months of 2005 were $619.9 million, a 13.0% decline from $700.4 million last year.  Gross profit for the first six months of 2005 declined 32.2% to $57.7 million or 9.3% of sales versus 12.1% of sales and $85.1 million last year.

“We recently announced several moves designed to increase our overall manufacturing efficiency and to generate additional market share for the motorized side of our business, including: closure of the Royale Coach subsidiary, relocation of Beaver manufacturing and Franchise for the Future,” said Toolson.  “Over the past few quarters, we have placed an emphasis on increasing sales of our towable products, and we are pleased that our six month wholesale towable units sold were up almost 10% and through May our share of the fifth-wheel and travel trailer retail market is up 33.8%.”

“Our focus in the third and fourth quarters of 2005 will be on how to most efficiently produce the highest quality products in our industry,” said Toolson.  “To that end, we will further review our internal manufacturing platform and methods, and look for additional steps we can take to increase our profitability in the second half of 2005.”

“We wrote over 2,700 orders at our June Dealer Congress,” said Monaco Coach Vice President of Sales and Marketing Mike Snell.  “Our Franchise for the Future program, which we unveiled at Dealer Congress, has been a tremendous success.  Over 75% of the units we are selling today fall under the new franchise program.  This is significant because the 2006 model Monaco, Holiday Rambler, Beaver and Safari motorhomes will be highlighted in distinctive areas at the majority of dealer lots by name, logo and key benefits, differentiating the value of Monaco’s products from the vast majority of units parked on the lot.”

Monaco Coach Corporation’s 2006 model motorhomes are distinguished from other brands by industry-leading after-the-sale support and some key new benefits such as one-piece windshields and higher ceilings on almost every model.  “The timing is perfect to drive home our brand benefits at dealer lots starting with the new 2006 models,” said Snell.

Through May, data from Statistical Surveys, Inc. indicates Monaco Coach Corporation has increased its retail Class A motorhome market share to 17.3%, a 6.1% increase. “Our market share results were solid in light of the soft retail motorhome markets,” said Snell.

Motorhome Resorts Segment

“The success of the Outdoor Resorts projects in our motorhome resorts segment added significantly to our gross profit margin in the second quarter,” said Monaco Coach President John Nepute.  “The acceptance of the lots in the new phases has been overwhelming.  We sold 40 lots at Outdoor Resorts of Las Vegas in the second quarter, up from 33 in the second quarter last year.  The lot sales at the Outdoor Resorts Motorcoach Country Club in the Palm Springs area were also outstanding.  Lot sales in the second quarter totaled 31 versus 21 in the second quarter last year.”

The Company’s motorhome resorts segment reported record sales and gross profits in the second quarter.  Sales were $12.5 million up 98% from $6.3 million during the second quarter of 2004.  Gross profit for the segment was $8.2 million, or 65.5% of sales, up 227% from $2.5 million and 39.5% of sales for the same period last year.  Gross margins on lots have been positively impacted due to heavier absorption of costs in earlier phases.

Through the first six months of 2005, the motorhome resorts segment reported sales of $17.8 million, up 43.5% from sales of $12.4 million last year.  Gross profit for the segment increased to $11.6 million, up 127.5% from $5.1 million for the first six months of last year.

Selling, General and Administrative Expenses and Outlook

“Sales, general, and administrative expenses for the Company were higher than expected due to promotions in conjunction with our dealer partners to stimulate retail activity on their lots,” said Monaco Coach Vice President and Chief Financial Officer, Marty Daley.  “It is our goal that the Franchise for the Future initiative will create a consistent retail and wholesale demand for our products at dealer lots.”

“We expect to generate third quarter revenues of approximately $325 million - $335 million,” said Daley.  “Our sales forecast is supported by the number of orders generated at Dealer Congress which has led to a backlog of over $200 million and our internal motorized retail sales report which shows, compared to last year, we have started the third quarter up 10% through July 26, 2005.”

“Moderately increasing retail demand and consistent restocking of inventory by our dealer partners, due to their current low inventory levels, should result in reducing the amount of discounts and promotional activity,” said Daley. “Streamlining our production lines will show an improvement in manufacturing costs.  However, this improvement will be partially offset by the motorhome resorts segment results, which will reflect a seasonally slower selling quarter.  Gross profit margin should be in the 12.0% to 12.2% range.  Sales, general, and administrative expenses for the third quarter are expected to be in the range of 8.9% to 9.1%.”  These estimates exclude a one-time charge of 3 to 4 cents per share associated with the closure of our Royale Coach subsidiary.

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2 p.m. ET Wednesday, July 27, 2005.  Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com.  The event will be archived and available for replay for the next 90 days.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation employs more than 5,400 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver and McKenzie brand names. For additional information about Monaco Coach Corporation please visit www.monaco-online.com.

The statements above regarding the Company’s expectations for future production levels, goals for the “Franchise for the Future” program, and projected revenues, conversion of orders to sales, gross margin and sales, general and administrative expenses for the third quarter of 2005 are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties.  A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, the availability of floorplan financing for the Company’s dealers, further discounting by manufacturers, a general slowdown in the economy, deterioration of consumer confidence, oil and fuel supply and price increases, new product introductions by competitors, a loss of dealers or deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at www.sec.gov.

Financial tables follow.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	January 1, 2005	July 2, 2005
ASSETS
Current assets:
Trade receivables, net	$127,380	$105,533
Inventories	169,777	179,860
Resort lot inventory	7,315	6,247
Prepaid expenses	5,190	5,305
Deferred income taxes	33,188	33,873
Total current assets	342,850	330,818

Property, plant, and equipment, net	141,563	143,114
Debt issuance costs net of accumulated amortization of $616, and $661, respectively	571	492
Goodwill	55,254	55,254
Total assets	$540,238	$529,678

LIABILITIES
Current liabilities:
Book Overdraft	$1,587	$21,440
Line of Credit	34,062	7,500
Accounts payable	79,072	75,333
Product liability reserve	20,233	19,776
Product warranty reserve	32,369	32,329
Income taxes payable	2,087	2
Accrued expenses and other liabilities	31,533	30,644
Total current liabilities	200,943	187,024

Deferred income taxes	19,679	19,751
Total liabilities	220,622	206,775

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par, 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,246,143 and 29,510,198 issued and outstanding, respectively	294	295
Additional paid-in capital	57,454	58,201
Retained earnings	261,868	264,407
Total stockholders’ equity	319,616	322,903
Total liabilities and stockholders’ equity	$540,238	$529,678

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Six Months Ended
	July 3, 2004	July 2, 2005	July 3, 2004	July 2, 2005

Net sales	$357,774	$306,187	$712,750	$637,699
Cost of sales	312,125	273,103	622,618	568,398
Gross profit	45,649	33,084	90,132	69,301

Selling, general, and administrative expenses	26,721	29,411	51,521	56,754
Plant relocation costs	0	2,352	0	2,352
Operating income	18,928	1,321	38,611	10,195

Other income, net	127	26	213	140
Interest expense	(372)	(187)	(777)	(672)
Income before income taxes	18,683	1,160	38,047	9,663

Provision for income taxes	6,735	405	14,176	3,585

Net income	$11,948	$755	$23,871	$6,078

Earnings per common share:
Basic	$.41	$.03	$.81	$.21
Diluted	$.40	$.03	$.80	$.20

Weighted average common shares outstanding:
Basic	29,357,514	29,502,165	29,326,855	29,481,152
Diluted	30,013,014	29,824,570	29,990,241	29,859,237

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Six Months Ended
	July 3, 2004	July 2, 2005

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$23,871	$6,078
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Loss on sale of assets	43	24
Depreciation and amortization	5,388	5,049
Deferred income taxes	274	(613)
Changes in working capital accounts:
Trade receivables, net	(25,842)	21,847
Inventories	(30,885)	(10,083)
Resort lot inventory	5,842	2,120
Prepaid expenses	(3,853)	(120)
Accounts payable	27,971	(3,739)
Product liability reserve	83	(457)
Product warranty reserve	3,582	(40)
Income taxes payable	(26)	(2,085)
Accrued expenses and other liabilities	5,122	(889)
Net cash provided by operating activities	11,570	17,092
Cash flows from investing activities:
Additions to property, plant, and equipment	(4,110)	(7,650)
Proceeds from sale of assets	145	68
Net cash used in investing activities	(3,965)	(7,582)
Cash flows from financing activities:
Book overdraft	0	19,853
Payments on lines of credit, net	0	(26,562)
Payments on long-term notes payable	(7,500)	0
Debt issuance costs	0	(10)
Dividends paid	(2,934)	(3,539)
Issuance of common stock	1,416	748
Net cash used by financing activities	(9,018)	(9,510)
Net change in cash	(1,413)	0
Cash at beginning of period	13,398	0
Cash at end of period	$11,985	$0

Monaco Coach Corporation

Segment Reporting

Results of Consolidated Operations

	Quarter		Quarter		Six Months		Six Months
	Ended	% of	Ended	% of	Ended	% of	Ended	% of
	July 3, 2004	Sales	July 2, 2005	Sales	July 3, 2004	Sales	July 2, 2005	Sales
Net Sales	$357,774	100.0%	$306,187	100.0%	$712,750	100.0%	$637,699	100.0%
Cost of Sales	312,125	87.2%	273,103	89.2%	622,618	87.4%	568,398	89.1%
Gross Profit	45,649	12.8%	33,084	10.8%	90,132	12.6%	69,301	10.9%

Selling, General and Administrative Expenses	26,721	7.5%	29,411	9.6%	51,521	7.2%	56,754	8.9%

Plant Relocation Costs	0	0.0%	2,352	0.8%	0	0.0%	2,352	0.4%

Operating Income	18,928	5.3%	1,321	0.4%	38,611	5.4%	10,195	1.6%

Other Income and Interest Expense	245	0.1%	161	0.0%	564	0.1%	532	0.1%
Income Before Income Taxes	18,683	5.2%	1,160	0.4%	38,047	5.3%	9,663	1.5%

Income Taxes	6,735	1.9%	405	0.2%	14,176	2.0%	3,585	0.5%

Net Income	$11,948	3.3%	$755	0.2%	$23,871	3.3%	$6,078	1.0%

Recreational Vehicle Segment

	Quarter		Quarter		Six Months		Six Months
	Ended	% of	Ended	% of	Ended	% of	Ended	% of
	July 3, 2004	Sales	July 2, 2005	Sales	July 3, 2004	Sales	July 2, 2005	Sales
Net Sales	$351,467	100.0%	$293,730	100.0%	$700,392	100.0%	$619,949	100.0%
Cost of Sales	308,311	87.7%	268,804	91.5%	615,310	87.9%	562,226	90.7%
Gross Profit	43,156	12.3%	24,926	8.5%	85,082	12.1%	57,723	9.3%

Selling, General and Administrative Expenses	12,436	3.5%	16,253	5.5%	25,280	3.6%	32,519	5.2%
Corporate Overhead Allocation	11,917	3.4%	9,843	3.4%	21,555	3.1%	18,455	3.0%
Plant Relocation Costs	0	0.0%	2,352	0.8%	0	0.0%	2,352	0.4%
Operating Income	$18,803	5.4%	$-3,522	-1.2%	$38,247	5.4%	$4,397	0.7%

Motorhome Resorts Segment

	Quarter		Quarter		Six Months		Six Months
	Ended	% of	Ended	% of	Ended	% of	Ended	% of
	July 3, 2004	Sales	July 2, 2005	Sales	July 3, 2004	Sales	July 2, 2005	Sales
Net Sales	$6,307	100.0%	$12,457	100.0%	$12,358	100.0%	$17,750	100.0%
Cost of Sales	3,814	60.5%	4,299	34.5%	7,308	59.1%	6,172	34.8%
Gross Profit	2,493	39.5%	8,158	65.5%	5,050	40.9%	11,578	65.2%

Selling, General and Administrative Expenses	1,044	16.6%	2,221	17.8%	2,291	18.5%	3,729	21.0%
Corporate Overhead Allocation	1,324	21.0%	1,094	8.8%	2,395	19.4%	2,051	11.6%
Operating Income	$125	2.0%	$4,843	38.9%	$364	3.0%	$5,798	32.6%

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